EXHIBIT 99.1

NEWS RELEASE

Ivanhoe Energy reports 2011 financial results

Year of exploration sets the stage for progress in 2012

Note:  All figures are quoted in U.S. dollars unless otherwise noted.

CALGARY (March 15, 2012) – Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) is reporting today its 2011 financial results and an update on the Tamarack and Ecuador projects.

Ivanhoe Energy is a heavy oil exploration and development company with a portfolio of early-stage assets that have significant potential but require more investment before they can achieve production and sustained cash flow.

In 2011 the Company initiated a number of exploration activities, including a seismic program in the southern part of the Ecuador block, the drilling of two wells in Mongolia, and testing of two natural gas wells in the Zitong block in China.  The Company will build on these important investments in 2012.

Year End Financial Summary

Ivanhoe Energy has filed its year-end financial report on Form 10-K with the United States Securities and Exchange Commission for the year ended December 31, 2011.

Financial Position
	Three months ended Dec. 31,		Year ended Dec. 31,
(US$000s, except per share amounts)	2011	2010	2011	2010
Financial
Net loss	(5,882)	(19,431)	(25,276)	(26,582)
Net loss per share, basic and diluted	(0.02)	(0.06)	(0.07)	(0.08)
Net cash used in operating activities	(7,567)	(11,670)	(26,245)	(31,290)

Continuing Operations
Oil revenue	9,126	6,166	37,403	21,720
Capital expenditures	2,982	17,130	51,060	70,980
Total assets	413,710	394,418	413,710	394,418
Cash and cash equivalents	16,890	68,317	16,890	68,317
Restricted cash	20,500	-	20,500	-

Overall, in 2011 the Company posted a net loss of $25.3 million, which is down from the $26.6 million loss posted in 2010.  The Company closed the year with $16.9 million in cash and cash equivalents.  Our cash was impacted both by our ongoing operations and investments and by a requirement to post a $20 million performance bond at the end of 2011 to secure our Supplemental Agreement for the Zitong acreage.

Capital Expenditures, Operating Costs and General and Administrative Expenses
Capital expenditures totaled $51.1 million in 2011. These expenditures went to various Ivanhoe Energy projects.
▪	At the Zitong Block in China, the Yixin-2 and Zitong-1 gas wells were tested and fracture stimulated.
▪	At the Dagang oil field, four wells were drilled and completed in 2011. One additional well started in 2010 was completed in 2011.
▪	In the Nyalga Basin of Mongolia two exploration wells were drilled.
▪	In Ecuador the Company completed a 190-km 2-D seismic survey of Block 20.

In 2011, China-based expenses rose by $6.0 million, primarily due to the windfall profits tax administered by the People’s Republic of China, which rises with higher oil prices. Additionally, greater human resources were required to operate the Dagang oil field, conduct testing on the Zitong block and drill wells in Mongolia.

The Company also continued to improve our Heavy to Light (HTLTM) technology.  Operating costs increased due to successfully upgrading the heavy oil recovered from the IP-5B well in Ecuador, and planned maintenance associated with enhancements to the HTL Feedstock Test Facility.  Additionally, professional fees were incurred to provide engineering for the possibility of placing an HTL facility in an offshore environment.

General and administrative expenses in 2011 were $5.6 million higher as compared to 2010.  These expenses were largely due to increased human resources to complete the work achieved at each project, in addition to professional fees associated with various financing and corporate activities.

Liquidity and Capital Resources
Ivanhoe Energy’s continued focus is to establish long-term financing at the project level.  However, in 2011 and early 2012 the Company took a number of other steps to support liquidity.

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On June 9, 2011 Ivanhoe Energy announced that it issued Cdn$73.3 million of unsecured convertible debentures which will mature on June 30, 2016. The convertible debentures have an annual interest rate of 5.75%, which is payable semi-annually on the last day of June and December of each year, which commenced on December 31, 2011.

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On December 30, 2011 the Company entered into an unsecured loan agreement for $10.0 million with Ivanhoe Capital Finance Ltd. The funds were advanced on January 3, 2012 and will incur an annual interest rate of 13.3%.

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Today, Ivanhoe Energy also announced that it established a $50 million short-term secured credit agreement consisting of an initial tranche of $30 million that is fully underwritten by UBS AG, Canada Branch. The loan will mature after 12 months and includes an accordion feature which allows the Company to increase the total amount by up to an additional $20 million, should that be required. The loan involves customary terms and covenants for a transaction of this nature.

Project Highlights

Tamarack - Canada
The regulatory approval process for the Tamarack project continues to progress. Regulators have reviewed the responses to the first round of Supplemental Information Requests (SIR’s) and as is customary in the review process, the Company expects to receive a complete set of second round SIR’s in the second quarter 2012.  Although the Company is anticipating receiving approval of the application by the end of 2012, timing is subject to the pace of the regulatory process.

Following regulatory approval, finalization of a comprehensive financing plan and subsequent project sanctioning by Ivanhoe Energy’s Board of Directors, the engineering, construction, commissioning and start-up phase of the project will span a timeframe of approximately 36 months.  This timeline is based on projects of similar size and scope.

Pungarayacu - Ecuador
At the end of February 2012 the Company began drilling the exploration well (IP-17) to test both the Hollin and pre-cretaceous structures in the southern part of Block 20, which were identified in the seismic program completed in 2011.

The well will be drilled to a total depth of approximately 8,500 ft., testing the potential of lighter oil resources which could prove beneficial for blending purposes and overall project economics.  Drilling results are anticipated by mid-2012.

Ivanhoe Energy is an independent international heavy oil exploration and development company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTLTM). Core operations are in Canada, United States, Ecuador, China and Mongolia, with business development opportunities worldwide. Ivanhoe Energy trades on The Toronto Stock Exchange with the ticker symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN.

For more information about Ivanhoe Energy Inc. please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements concerning the potential benefits of Ivanhoe Energy's heavy oil upgrading technology, the potential for commercialization and future application of the heavy oil upgrading technology and other technologies, statements relating to the continued advancement of Ivanhoe Energy's projects, the potential for successful exploration and development drilling, dependence on new product development and associated costs, statements relating to anticipated capital expenditures, the necessity to seek additional funding, statements relating to increases in production and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, new product development will not proceed as planned, the HTL technology to upgrade bitumen and heavy oil may not be commercially viable, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of reserves, the risk associated with doing business in foreign countries, environmental risks, changes in product prices, our ability to raise capital as and when required, competition and other risks disclosed in Ivanhoe Energy's 2011 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

For further information contact:

Hilary McMeekin
Manager, Corporate Communications
1 (403) 817 1108
hmcmeekin@ivanhoeenergy.com